Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the prospectus constituting a part of this Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (No. 333-166351), of our reports dated March 14, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Titan Pharmaceuticals, Inc. appearing in Amendment No. 1 to the Annual Report on Form 10-K of Titan Pharmaceuticals, Inc. for the year ended December 31, 2011.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ OUM & Co. LLP

San Francisco, California

March 21, 2012